UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MercadoLibre, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

April 28, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 12:00 p.m., Eastern Time, on Tuesday, June 13, 2017. We are pleased to note that this year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend the 2017 Annual Meeting, vote, and submit your questions during the meeting via the Internet by visiting http://www.virtualshareholdermeeting.com/MELI.

We are pleased to use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this electronic process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On or about April 28, 2017, we first mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report and how to vote. The notice also included instructions on how to receive a paper copy of our proxy materials, including the proxy statement, proxy card and 2016 Annual Report.

Thank you and we look forward to your attendance at the 2017 Annual Meeting of Stockholders or receiving your proxy vote. On behalf of the board of directors, I would like to express our appreciation for your continued interest in MercadoLibre.

Sincerely yours,

/s/ Marcos Galperin

Marcos Galperin

Chairman of the Board, President and Chief Executive Officer

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2017

To Our Stockholders:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of MercadoLibre, Inc. (the “2017 Annual Meeting”) will be held at 12:00 p.m., Eastern time, on June 13, 2017. The Annual Meeting can be accessed by visiting http://www.virtualshareholdermeeting.com/MELI, where stockholders will be able to listen to the meeting live, submit questions and vote online. The meeting is called for the following purposes:

1.	To elect the three Class I directors nominated and recommended by our board of directors, each to serve until the 2020 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2016;

3.	To approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers;

4.	To ratify the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on April 21, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the 2017 Annual Meeting. Only stockholders of record as of the close of business on April 21, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting and at any adjournment or postponement thereof. We ask that as promptly as possible you vote via the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Whether or not you plan to attend the meeting, please read our 2017 Proxy Statement for important information on each of the proposals, and our practices in the areas of corporate governance and executive compensation. Our 2016 Annual Report to Stockholders contains information about MercadoLibre and our financial performance. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. Please provide your voting instructions by the Internet, telephone, or by returning a proxy card or voting instruction card.

Buenos Aires, Argentina April 28, 2017	By order of the board of directors, /s/ Jacobo Cohen Imach Jacobo Cohen Imach Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting. The Notice of Meeting and Proxy Statement for the 2017 Annual Meeting and our 2016 Annual Report to Stockholders are available electronically at www.proxyvote.com.

MercadoLibre, Inc.

Arias 3751, 7th Floor

Buenos Aires, Argentina C1430CRG

PROXY STATEMENT

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 28, 2017, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery of the proxy statement) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”). The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE 2017 ANNUAL MEETING

Listening on the Internet

•	Live webcast available at http://www.virtualshareholdermeeting.com/MELI

•	Webcast starts at 12:00 p.m., Eastern Time

•	Replay available until July 13, 2017

QUESTIONS

For questions regarding:	You may contact:
2017 Annual Meeting	MercadoLibre Investor Relations by going to http://investor.mercadolibre.com/contactus.cfm and submitting your question or request

Voting Stock Ownership	Computershare P.O. Box 43078, Providence, RI 02940, USA

	Telephone:	1-888-313-1478 (U.S. investors)
1-781-575-3100 (Non-U.S. investors)
Web: www.computershare.com/investor

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2017 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our board of directors is providing these proxy materials to you in connection with our board’s solicitation of proxies for use at our 2017 Annual Meeting which will take place on June 13, 2017. Stockholders are invited to attend the 2017 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2017 Annual Meeting, the voting process, the compensation of our directors and our named executive officers, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2016 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2016, to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. On or about April 28, 2017, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2016 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet, by telephone or by mail. You will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, including a copy of our 2016 Annual Report, you should follow the instructions in the notice for requesting these materials.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the 2017 Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Q:	What proposals will be voted on at the 2017 Annual Meeting?

A:	There are four proposals scheduled for a vote at the 2017 Annual Meeting:

•	the election of the three Class I directors nominated and recommended by our board, each to serve until the 2020 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

•	the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016;

•	the approval, on an advisory basis, of the frequency of the advisory vote on the compensation of our named executive officers; and

•	the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Q:	What are our board’s voting recommendations?

A:	Our board recommends that you vote your shares:

•	“FOR” the election of the three Class I directors nominated and recommended by our board;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016;

•	“FOR” the approval, on an advisory basis, of continuing to hold an advisory vote on the compensation of our named executive officers every year; and

•	“FOR” the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for 2017.

Q:	How many shares are entitled to vote?

A:	Each share of our common stock outstanding as of the close of business on April 21, 2017, the record date, is entitled to one vote at the 2017 Annual Meeting. At the close of business on April 17, 2017, 44,157,364 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date and each share of common stock held by you on the record date represents one vote. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. Each stockholder of record is entitled to vote by proxy as described in the Notice of Internet Availability and below.

Shares held in brokerage account or by a bank

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account.

Q:	Can I attend the 2017 Annual Meeting?

A:	You are invited to participate in the 2017 Annual Meeting if you are a stockholder of record or a beneficial owner at the close of business on April 21, 2017. Any stockholder can attend the 2017 Annual Meeting via the Internet at http://www.virtualshareholdermeeting.com/MELI. We encourage you to access the Annual Meeting online prior to its start time. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://investor.mercadolibre.com.

Q:	How can I vote my shares?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote as follows:

•	If you are a stockholder of record, you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. You may also attend the Annual Meeting at 12:00 p.m., Eastern time, on June 13, 2017 via the Internet at http://www.virtualshareholdermeeting.com/MELI and vote during the Annual Meeting using the control number we have provided to you.

•	If you hold shares beneficially in street name, you may also vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2017 Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG);

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); or

•	attending the 2017 Annual Meeting online and voting via the Internet using the control number we have provided to you (attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held through a brokerage account or by a bank or other nominee, you may change your vote by:

•	submitting new voting instructions to your broker, bank, or nominee following the instructions they provided; or

•	if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the 2017 Annual Meeting and voting in person.

Q:	How are votes counted?

A	Election of three Class I Directors. In the election of three Class I directors, you may vote “for” any or all of the nominees for Class I directors or you may “withhold” your vote with respect to any or all of the nominees for Class I director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of a nominee for Class I director.

Advisory Vote to Approve our Named Executive Officers’ Compensation for 2016. In the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2016, you may vote “for,” “against” or “abstain.” If you elect to abstain from voting, the abstention will have the same effect as a vote against this proposal.

Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers: In the approval, on an advisory basis, of the frequency of the advisory vote on our named executive officers’ compensation, you may vote for every one, two or three years, or you may “abstain.” If you elect to abstain from voting, the abstention will have no effect on the outcome of this proposal.

Ratification of Appointment of Independent Auditor. In the proposal to ratify the appointment of our independent registered public accounting firm for 2017, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.

If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” the election of the three Class I directors nominated and recommended by our board and named in this proxy statement, “FOR” approval of our executive compensation, “FOR” the ratification of the approval of our independent auditors, and at the discretion of the proxies in any other matters properly brought before the 2017 Annual Meeting.

If you are a beneficial holder and do not return a voting instruction card, your broker is only authorized to vote on the ratification of the approval of our independent auditors. See “What are broker non-votes and what effect do they have on the proposals?”

Q:	Who will count the votes?

A:	A representative of Broadridge will tabulate the votes at the 2017 Annual Meeting and act as the inspector of elections.

Q:	What is the quorum requirement for the 2017 Annual Meeting?

A:	The quorum requirement for holding the 2017 Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the 2017 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A	Election of three Class I Directors. The Class I directors will be elected by a plurality of the votes of the shares present in person or by means of remote communication or represented by proxy and entitled to vote on the matter, meaning that the three Class I director nominees receiving the highest number of “FOR” votes will be elected.

Advisory Vote to Approve our Named Executive Officers’ Executive Compensation for 2016. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve our named executive officers’ compensation for fiscal year 2016. This vote is advisory and will not be binding on the company, the board of directors or the compensation committee.

Advisory Vote on the Frequency of the Advisory Vote on our Named Executive Officers’ Compensation: The option of one year, two years or three years that receives the majority of votes cast by stockholders will be the frequency for the advisory vote on our named executive officers’ compensation that has been selected by stockholders. This vote is advisory and will not be binding on the company or the board of directors.

Ratification of Appointment of Independent Auditor. The vote of a majority of the shares present in person or represented by proxy is required to ratify the appointment of our independent registered public accounting firm for 2017.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote those shares. A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not entitled to vote shares held for a beneficial owner on any non-routine matter without instruction from the beneficial owner. The ratification of the appointment of our independent registered public accounting firm is considered to be a routine matter for which brokers, banks or other nominees holding shares in street name may exercise discretionary voting power in the absence of voting instructions from the beneficial owner. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Unlike the proposal to ratify the appointment of our independent auditors, the election of directors, the advisory vote on our named executive officers’ compensation for fiscal year 2016 and the advisory vote on the frequency of the advisory vote on our named executive officers’ compensation are each considered a “non-routine” matter. As a result, brokers, banks or other nominees holding shares in street name that have not received voting instructions from their clients cannot vote on their clients’ behalf on these proposals. Therefore, it is very important that you provide your broker, bank or other nominee who is holding your shares in street name with voting instructions with respect to these proposals in one of the manners set forth in this proxy statement. Under Delaware law, broker non-votes that arise in connection with the election of directors, the advisory vote on our named executive officers’ compensation for fiscal year 2016 or the advisory vote on the frequency of the advisory vote on our named executive officers’ compensation will have no effect on these proposals.

Q:	Where can I find the voting results of the 2017 Annual Meeting?

A:	We will announce final voting results in a current report on Form 8-K that will be filed with the SEC within four business days after the 2017 Annual Meeting and that will also be available on our investor relations website at http://investor.mercadolibre.com.

Q:	Who will bear the cost of soliciting votes for the 2017 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

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PROPOSAL ONE:

ELECTION OF THREE CLASS I DIRECTORS

Our certificate of incorporation provides for our board to be divided into three classes, with each class having a three-year term. In accordance with our certificate of incorporation and bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by our board. Our board currently consists of ten members. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Susan Segal Michael Spence Mario Eduardo Vázquez Alejandro Nicolas Aguzin	2017 Annual Meeting

Class II	Nicolás Galperin Meyer Malka Javier Olivan	2018 Annual Meeting

Class III	Emiliano Calemzuk Marcos Galperin Roberto Balls Sallouti	2019 Annual Meeting

A director elected to fill a vacancy (including a vacancy created by an increase in the size of our board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. As discussed in greater detail below in “Information on our Board of Directors—Director Independence and Family Relationships,” our board has determined that eight of the ten current members of our board are independent directors within the meaning of the listing standards of The NASDAQ Global Market (the “NASDAQ”) and our corporate governance guidelines.

The terms of our four Class I directors are set to expire at the 2017 Annual Meeting. In connection with its annual review and upon the recommendation of the nominating and corporate governance committee, our board has determined that it is in the best interests of the company to reduce the size of the board of directors to nine members, which reduction shall become effective at the 2017 Annual Meeting. The nominating and corporate governance committee recommended, and our board nominated, each of Susan Segal, Mario Eduardo Vázquez and Alejandro Nicolas Aguzin as nominees for re-election as Class I directors of our Company at the 2017 Annual Meeting. If elected at the 2017 Annual Meeting, each of the Class I director nominees will serve until our 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal. After consultation with Michael Spence, our board and Mr. Spence agreed that he would not be nominated for re-election and accordingly, his term will expire at the 2017 Annual Meeting.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election and named above has agreed to serve if elected.

Set forth below is biographical information for the nominees, as well as the key attributes, experience and skills that the board believes each nominee brings to the board.

Nominees for Election as Class I Directors

Class I Directors

Susan Segal, 64, joined our board in April 2012 and has served as a member of the audit committee since 2012. Ms. Segal has been president and chief executive officer of the Americas Society and Council of the Americas since 2003, after having worked in the private sector for more than 30 years. Prior to her current position, Ms. Segal was a founding partner of her own investment advisory firm focused primarily on Latin America and the U.S. Hispanic market. Previously, she was a partner and Latin American Group Head at JPMorgan Partners/Chase Capital Partners, where she pioneered early stage venture capital investing in Latin America. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. She was actively involved in developing investment banking, building an emerging-market bond-trading unit for Latin America and was also involved in the Latin American debt crisis of the 1980s and early 1990s both chairing and sitting on various advisory committees. Ms. Segal is on the Board of Directors of Scotiabank, where she serves as chairperson of the Corporate Governance Committee and member of the

Risk Committee. Additionally, she is a director and chairperson of Scotiabank USA, a non-public subsidiary of Scotiabank. She also serves as a director of the Tinker Foundation and is a member of the Council of Foreign Relations. In 1999, she was awarded the Order of Bernardo O’Higgins Grado de Gran Oficial in Chile and in 2009 President Uribe of Colombia honored her with the Cruz de San Carlos. In 2012, she was awarded the Order of the Aztec Eagle in Mexico. Ms. Segal received a master’s in business administration from Columbia University and a bachelor’s degree from Sarah Lawrence College. Ms. Segal previously served as a director of our company from 1999 to 2002.

Key Attributes, Experience and Skills:

Ms. Segal’s impressive experience includes her background studying the economies of Latin American countries. She is also well-versed in Latin America’s prospects for growth, integration, and economic and social development, and she is knowledgeable about economic inclusion, social empowerment, markets, overall business environment, diversity issues and risk assessment. Her background includes experience in trade, private equity, venture capital, social media, and infrastructure. Ms. Segal’s decades of experience in Latin America have enabled her to create an extensive network among Latin America’s political and business leaders. Given the increasing political and other challenges involved with doing business across national borders in Latin America, the board believes that Ms. Segal’s prior experience and extensive knowledge of these affairs qualify her to serve as a director of our company.

Mario Eduardo Vázquez, age 81, joined our board in May 2008, has served as chairman of the audit committee since May 2008 and has served as a member of the nominating and corporate governance committee since March 2009. Mr. Vázquez serves as a member of the board of directors and as the president of the audit committee of Globant S.A. (NYSE: GLOB) and Decolar.com, Inc. Mr. Vázquez served as the chief executive officer of Grupo Telefónica in Argentina from June 2003 to November 2006, and served as a member of the board of directors of Telefónica S.A. Spain from November 2000 to November 2006. He has also served as a regular member of the board of directors of Telefónica Argentina S.A. and Telefónica Holding Argentina S.A., and as alternate member of the board of directors of Telefónica de Chile S.A until 2012. Mr. Vázquez served as a member of the board of directors of YPF S.A. and as the president of the Audit Committee of YPF S.A until 2012. Since November 2006, Mr. Vázquez has pursued personal interests in addition to his service as a director. Mr. Vázquez spent 23 years as a partner and general director of Arthur Andersen for Argentina, Chile, Uruguay and Paraguay (Pistrelli, Diaz y Asociados and Andersen Consulting—Accenture), where he served for a total of 33 years until his retirement in 1993. Mr. Vázquez previously taught as a professor of Auditing at the Economics School of the University of Buenos Aires. Mr. Vázquez received a degree in accounting from the University of Buenos Aires.

Key Attributes, Experience and Skills:

Mr. Vázquez was chosen to join our board specifically to serve our audit committee as its audit committee financial expert. We targeted a director with financial and auditing experience specific to Latin American businesses. Mr. Vázquez worked in auditing for Arthur Andersen for 33 years total, including 23 years as a partner and general director, in many of our markets, including Argentina, Chile, Uruguay and Paraguay. He also brings an academic perspective to the position from his time as a professor of Auditing at the Economics School of the University of Buenos Aires. Finally, Mr. Vázquez has employed these skills as a board member of several other technology and other companies, thus has important experience serving as a director and audit committee member.

Alejandro Nicolás Aguzin, aged 48, joined our Board in January 2017. Mr. Aguzin is the Chairman & CEO for J.P. Morgan Asia Pacific, overseeing the firm’s overall activities across Asia Pacific, as well as directly managing the Banking franchise throughout the region. He chairs the Asia Pacific Management Committee, and is also a member of J.P. Morgan’s firmwide Corporate & Investment Bank Management Committee. Mr. Aguzin was previously the CEO for J.P. Morgan Latin America, responsible for overseeing all of J.P. Morgan’s activities in Latin America. He was also the Head of Investment Banking Coverage, Mergers & Acquisitions and Capital Markets in the region. He joined J.P. Morgan in 1990 in Buenos Aires as a financial analyst in the Credit Group and has spent his career advising clients on strategic and corporate finance transactions. In 1991, he moved to New York, where he worked in the Corporate Finance Services Group and focused primarily on cross-border mergers and acquisitions for U.S. clients. In 1992, he returned to Buenos Aires in the Investment Banking team where he participated in several privatizations, capital markets and advisory transactions. In 1996, he moved to the Latin America Mergers & Acquisitions Group in New York, being appointed head of the group in 2000. In 2002, he expanded his responsibilities and was appointed head of Latin America Investment Banking Coverage, Mergers & Acquisitions and Capital Markets, formerly known as Latin America Investment Banking. In 2005, he was appointed CEO for Latin America. During 2008 and 2009, in addition to his responsibilities as CEO for Latin America and head of Latin America Investment Banking, Mr. Aguzin served as Senior Country Officer for Brazil. He holds a bachelor degree in Economics from the Wharton School of the University of Pennsylvania and is fluent in Spanish, Portuguese and English.

Key Attributes, Experience and Skills:

Mr. Aguzin brings a deep understanding of financial markets and investment banking activities which provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. Our board believes that his knowledge of the Latin American and Asian economies and markets, coupled with the professional network that he has developed in those regions throughout his career in investment banking, makes him an asset to our company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

OF THE NOMINEES FOR CLASS I DIRECTORS NAMED ABOVE

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. Except for Mr. Marcos Galperin, none of the members of our board is an employee of MercadoLibre. Our board members remain informed of our business through discussions with management, materials we provide to them, and their participation on the board and in board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of business conduct and ethics may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on or connected to our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

Board of Directors

The following is biographical information on the remainder of our continuing directors, as well as the key attributes, experience and skills that the board believes such continuing directors bring to the board.

Class II Directors

Nicolás Galperin, 48, joined our board in 1999. Mr. Galperin is the principal of Onslow Capital Management Limited, an investment management company based in London, which he founded in 2006. Mr. Galperin worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1994 to 2006, and his last position was managing director and head of trading and risk management for the London emerging markets trading desk. In his career at Morgan Stanley, Mr. Galperin also acted as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperin graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Marcos Galperin, our chairman, president, chief executive officer and Class III Director nominee.

Key Attributes, Experience and Skills:

Mr. Galperin’s career in investment banking and investment management, including serving in various leadership roles at Morgan Stanley and Onslow Capital Management, provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. His particular focus on emerging capital markets and his leadership in risk management contribute key skills to our board. Based in London, Mr. Galperin brings experience with both Latin American and European businesses. In addition to this global business perspective, Mr. Galperin’s extensive experience in banking and investments includes an understanding of financial statements, corporate finance, accounting and capital markets.

Meyer “Micky” Malka Rais, 42, joined our board in March 2013 and has served as chairman of the compensation committee and as a member of the audit committee since then. Mr. Malka is the managing partner at Ribbit Capital LP, a venture capital fund focused on investing in innovative companies in the financial services sector, a position he has held since May 2012. Mr. Malka has more than twenty years of experience building and investing in technology and financial services across three continents. Mr. Malka was the co-founder and chairman of Lemon, Inc., an online financial service enabling individuals to access a virtual wallet online, until it was purchased by LifeLock (NYSE: LOCK) in December 2013. He also served on the boards of Wonga Group Limited, a private company offering loans that emphasize transparency, speed, convenience and flexibility through the website Wonga.com from 2011 to 2015; Revista Climax, a Venezuelan magazine from 2007 to 2015; and Peixe Urbano Inc., a private company in local commerce from 2012 to 2016. Mr. Malka currently serves on the boards of Credit Karma, a private company offering free credit scores to consumers; LendingHome, an online marketplace private company for home mortgages; Invoice2go, a private company that offers invoicing solutions to small businesses on mobile applications. In 1991, at the age of 18, Mr. Malka co-founded Heptagon Group, a securities and investment broker dealer servicing the Venezuelan and U.S. markets, where he served as chief operating officer. In 1998, Mr. Malka developed the online brokerage Patagon.com, Inc., which became Latin America’s first comprehensive Internet-based financial services portal and dealer until its acquisition in March 2000 by the Spanish bank Banco Santander. Mr. Malka then served as the interim chief executive officer for OpenBank S.A., an online bank in Spain and Germany. In 2003, he co-founded Banco Lemon, a Brazilian retail bank serving the underbanked population, which went on to become one of the largest private microfinance institutions in Brazil until 2009 when it was acquired by Banco do Brasil, Latin America’s largest bank. In July 2008, Mr. Malka co-founded and was co-chief executive officer of Bling Nation Ltd., a Palo Alto-based mobile payments private company, until July 2011 when it evolved into Lemon Inc. In May 2011, Mr. Malka co-founded Banco Bracce, a Brazilian financial banking institution specializing in lending for mid-sized companies in Brazil. Banco Bracce was sold in 2015. Mr. Malka graduated with a degree in economics from the Universidad Católica Andrés Bello in Caracas, Venezuela in 1996 and currently resides in Palo Alto, California.

Key Attributes, Experience and Skills:

Mr. Malka is an entrepreneur who brings deep industry expertise and expansive operational experience to our board. He has spent his career in the financial products and payments industries, and he has gained deep understanding of the transformative role that technology can play in these industries. From co-founding one of the earliest online brokerages in Latin America to creating a microfinance bank with thousands of branches throughout Brazil, to co-founding one of the earliest mobile payments companies in the United States, Mr. Malka has been at the forefront of bringing fundamentally transformative technologies to financial services. Serving as both an executive and a board member at companies of all stages of growth, he understands how to manage the transition from a rapidly growing start-up to a successful public company, while preserving the entrepreneurial spirit necessary to continually innovate. His deep industry expertise and diverse professional experiences give him critical business insights into the challenges and opportunities that we face.

Javier Olivan, 39, joined our board in December 2012. Mr. Olivan is the Vice President of Growth at Facebook, Inc. (NYSE: FB). Since 2007, Mr. Olivan has been responsible for Facebook’s international efforts, setting strategy and driving the growth of their global user base through product, marketing and internationalization initiatives. Mr. Olivan also oversees all growth analytics, mobile adoption and Social Good initiatives worldwide. Prior to working at Facebook, Inc., Mr. Olivan was a product manager at Siemens Mobile where he led a cross-functional team charged with the development and market launch of handset devices. Earlier in his career, Mr. Olivan worked for NTT Corporation in Japan as a research and development engineer and was responsible for developing software that enabled high-quality wireless video transmission to mobile devices. Mr. Olivan holds a master’s degree in business administration from Stanford University and master’s degrees in both electrical and industrial engineering from the University of Navarra.

Key Attributes, Experience and Skills:

Mr. Olivan contributes extensive knowledge in creating and growing internet usage across the globe and over various platforms (web and mobile). He also has a deep understanding of how social networks work, which uniquely positions him to provide thoughtful counsel to us as we explore opportunities at the intersection of commerce and social media.

Emiliano Calemzuk, age 43, joined our board in August 2007, has served as chairman of the nominating and corporate governance committee since 2007 and has served as a member of the compensation committee since 2008. Mr. Calemzuk was appointed as our lead independent director in February 2016. Mr. Calemzuk also serves as chairman of the advisory board of The Heart of Los Angeles Organization, a non-profit organization for which he has served since 2010. Mr. Calemzuk is the CEO and co-founder of RAZE, a mobile-first digital media company. From September 2010 to January 2012, Mr. Calemzuk served as chief executive officer of Shine Group Americas (and its subsidiaries), a television producer in the U.S. market. Prior to joining Shine Group Americas, from 2007 to 2010, Mr. Calemzuk was president of Fox Television Studios, a supplier of programming to U.S. cable and broadcast networks. From 2002 to 2007, Mr. Calemzuk served as president of Fox Channels Europe. From 2000 to 2002, Mr. Calemzuk was vice president and deputy managing director of Fox Latin American Channels and was also employed as general manager of Fox Kids Latin America. From 1998 to 2000, Mr. Calemzuk served as associate director of marketing and promotions for Fox Latin America. Prior to that, he worked at Hero Productions. Mr. Calemzuk holds a bachelor’s degree, cum laude, from the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Calemzuk contributes significant leadership experience in media, marketing and promotions. His service as President of Fox Television Studios provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as MercadoLibre. Similarly, he has led the growth of international operations of Fox in both Latin America and Italy. In particular, he is a leader in alternative entertainment and technology genres, uniquely positioning him to provide thought leadership and guidance as MercadoLibre adapts to a changing technology and entertainment world.

Marcos Galperin, age 46, is one of our co-founders and has served as our chairman, president and chief executive officer and one of our directors since our inception in October 1999. Mr. Galperin serves on the boards of Endeavor, a non-profit organization that selects mentors and accelerates high impact entrepreneurs around the world; Fundación Universidad de San Andrés (FUDESA) which manages the Universidad de San Andrés, an Argentine university located in Buenos Aires, Argentina which offers undergraduate, specializations and post-graduate degrees in several disciplines; Globant S.A. (NYSE: GLOB)., a technology service provider focused on delivering software solutions by leveraging emerging technologies and trends that is listed on the NYSE; and Onapsis, a cyber-security company. Prior to working with us, Mr. Galperin worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Nicolás Galperin, a Class II Director.

Key Attributes, Experience and Skills:

Mr. Galperin brings leadership and extensive experience and knowledge of our company and industry to the board. As the founder, chief executive officer and president of our company, Mr. Galperin has the most long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing us and our business. In addition, Mr. Galperin brings his broad strategic vision for our company to the board. Mr. Galperin’s service as our chairman, president and chief executive officer provides a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Roberto Balls Sallouti, 45, has served as a member of the board of directors since October 2014. Roberto Sallouti is the Chief Executive Officer and a member of the Board of Directors of BTG Pactual, a Brazilian financial company operating in investment banking and global wealth and asset management markets in Latin America. Mr. Sallouti joined BTG Pactual in 1994, and became a partner in 1998. He was named Chief Operating Officer in 2008, having previously been responsible for the firm’s Fixed Income Division. He was named Chief Executive Officer in 2015. Mr. Sallouti holds a bachelor of science degree in economics, with concentrations in finance and marketing, from The Wharton School at the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Sallouti brings a deep understanding of financial markets, investment banking activities and in the fixed income area. Our board believes that his knowledge of Brazilian and Latin American economies and markets, coupled with the professional network that he has developed in Latin America throughout his career in investment banking, makes him an asset to our company.

Director Independence and Family Relationships

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director of our company. As part of our corporate governance guidelines, our board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our board is required to complete a questionnaire designed to provide information to assist our board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines. Our board has determined that each of Messrs. Calemzuk, Malka, Olivan, Spence, Vázquez, Sallouti, Aguzin and Ms. Segal, is independent under the listing standards of NASDAQ and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the chairman of our board and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change.

Other than Marcos Galperin and Nicolás Galperin, who are brothers, there are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

We do not have a fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer and believe that any determination in this regard is part of the executive succession planning process. The board understands that there is no single, generally accepted approach to providing board leadership and, in light of the competitive and dynamic environment in which we operate, the appropriate board leadership structure may vary from time to time as circumstances warrant.

Mr. Galperin currently serves as both our chairman and our president and chief executive officer. Our board believes service in these dual roles is in the best interests of our company and our stockholders. Mr. Galperin co-founded our company, has served as chief executive officer since our inception and is the only member of management on the board. The board is confident that he possesses the most thorough knowledge of the issues, opportunities and challenges facing us and our business and, accordingly, is the person best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and users.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead independent director. The lead independent director is an independent director elected annually by the board. Mr. Calemzuk currently serves as the lead independent director, a position to which he was appointed in February 2016. As lead independent director, he chairs and has authority to call formal closed sessions of the independent directors, leads board meetings in the absence of the chairman, and leads the annual board self-assessment process. In addition, the lead independent director, together with the chair of the nominating and corporate governance committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Our board will continually evaluate the current leadership structure of the board with the goal of maximizing its effectiveness.

Risk Oversight

Our board of directors provides various forms of risk oversight. As part of this process, the board seeks to identify, prioritize, source, manage and monitor our critical risks. To this end, our board periodically, and at least annually, reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The board has generally retained the primary risk oversight function and has an active role, in its entirety and also at the committee level, in overseeing management of our material risks. The board regularly reviews information regarding our operations, strategic plans and liquidity, as well as the risks associated with each. The audit committee oversees management of financial and internal control risks as well as the risks associated with related party transactions. Our head of internal audit reports directly to the audit committee. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee oversees the management of risks associated with the composition and independence of our board and oversees our corporate governance policies and procedures related to risk management, including our whistleblower procedures, insider trading policy and corporate governance guidelines. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Stockholder Communications with our Board

Stockholders may communicate with our board, board committees or individual directors, including the lead independent director, c/o Corporate Secretary, Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG. The nominating and corporate governance committee has delegated responsibility for initial review of stockholder communications to our manager of investor relations. In accordance with the committee’s instructions, our investor relations team will summarize all correspondence and make it available to each member of our board. In addition, the manager of investor relations will forward copies of all stockholder correspondence to each member of the nominating and corporate governance committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or board or committee matters.

Attendance at Annual Meetings

We do not have a policy regarding director attendance at annual meetings of our stockholders. No members of our board of directors were able to attend our 2016 Annual Meeting of Stockholders in person.

Formal Closed Sessions

At the conclusion of each regularly scheduled board meeting, the independent directors have the opportunity to meet without our management or the other directors. The lead independent director leads these discussions.

Board Compensation

Board compensation is determined by our board following a recommendation from our compensation committee. Only the directors who our board determines to be independent directors receive compensation for their service. Board compensation for our independent directors has in recent years primarily consisted of cash compensation. Director compensation is reviewed from time to time by the compensation committee for recommendation to our board. Current board compensation is described under the heading “Compensation of Directors” below.

Outside Advisors

The board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board need not obtain management’s consent to retain outside advisors.

Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, we periodically review our code of business conduct and ethics to ensure that it provides clear guidance to our employees and directors.

Transparency

We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our investor relations website at http://investor.mercadolibre.com.

Board Effectiveness and Director Performance Reviews

It is important to us that our board and its committees are performing effectively and in the best interests of our company and our stockholders. The board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director follows up on this feedback and takes such further action with directors receiving comments and other directors as she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our board reviews the capabilities of our senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of our executive staff, including the chief executive officer. Our nominating and corporate governance committee leads the succession planning process for our chief executive officer and other senior officers and performs a similar analysis with respect to the rest of our board.

Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2016 and 2015 and our policy on pre-approval of non-audit services are described under the section below entitled “Proposal Three: Ratification of Independent Registered Public Accounting Firm.”

Corporate Hotline

We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matter of concern.

Board Committees

Board committees help our board perform effectively and efficiently, but do not replace the oversight of our board as a whole. There are currently three principal standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our board, which is available on our investor relations website at http://investor.mercadolibre.com. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee subsequent to the board’s most recent prior meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

The following table lists the current members of each of our three principal standing board committees:

	Audit	Compensation	Nominating & Corporate Governance
Emiliano Calemzuk*		X	Chair
Meyer Malka*	X	Chair
Susan Segal*	X
Michael Spence*†			X
Mario Vázquez*	Chair	X	X

*	Independent Director.

†	Mr. Spence’s term as director will expire at the 2017 Annual Meeting.

Audit Committee

The board has established an audit committee, which consists of Mr. Vázquez (Chairman), Mr. Malka and Ms. Segal. Our board has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and NASDAQ. The audit committee is responsible for, among other things:

•	reviewing the performance of our independent registered public accounting firm and making recommendations to our board regarding the appointment or termination of our independent registered public accounting firm;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•	overseeing management’s establishment and maintenance of our accounting and financial reporting processes, including our internal controls and disclosure controls and procedures, and the audits of our financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing annual and quarterly financial statements prior to their release;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement;

•	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis; and

•	handling such other matters that are specifically delegated to the audit committee by our board from time to time.

The audit committee met five times during the fiscal year ended December 31, 2016 and took five actions by unanimous written consent. Our board has determined that Mr. Vázquez is an “audit committee financial expert,” as defined by SEC rules.

For more information, please see “Audit Committee Report” beginning on page 42 of this proxy statement.

Compensation Committee

The board has established a compensation committee, which consists of Messrs. Malka (Chairman), Calemzuk and Mr. Vazquez. Our board has determined that each of the directors serving on our compensation committee is independent within the meaning of NASDAQ rules. The compensation committee is responsible for, among other things:

•	recommending to our board for determination, the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our board concerning these matters;

•	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement and assisting management in the preparation of a compensation discussion and analysis; and

•	such other matters that are specifically delegated to the compensation committee by our board from time to time.

The compensation committee met once and took three actions by unanimous written consent during the fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee

The board has established a nominating and corporate governance committee, which consists of Messrs. Calemzuk (Chairman), Spence (until the 2017 Annual Meeting) and Vázquez. Our board has determined that each of the directors serving on our nominating and corporate governance committee is independent within the meaning of NASDAQ rules. The nominating and corporate governance committee is responsible for, among other things:

•	recommending to our board for selection, nominees for election to our board;

•	making recommendations to our board regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members;

•	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	such other matters that are specifically delegated to the nominating and corporate governance committee by our board from time to time.

Our board has adopted a written charter for our nominating and corporate governance committee, which is posted on our investor relations website at http://investor.mercadolibre.com. That charter requires the nominating and corporate governance committee to consider the desired composition of our board, including such factors as expertise and diversity, and our corporate governance guidelines provide that, in consideration of the composition of our board, diversity of backgrounds and expertise should be emphasized.

The nominating and corporate governance committee met twice and took one action by unanimous written consent during the fiscal year ended December 31, 2016.

Other Committees

From time to time, our board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our board.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC filings and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Our audit committee must approve any waiver of the code of business conduct and ethics for our executive officers or directors, and any waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of business conduct and ethics applicable to our chief executive officer and chief financial officer by posting the required information on our investor relations section of our website at http://investor.mercadolibre.com.

Director Nominations

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on our investor relations website at http://investor.mercadolibre.com.

Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider director candidates recommended by stockholders. The charter of the nominating and corporate governance committee provides that it will evaluate all candidates for election to our board, regardless of the source from which the candidate was first identified, based on the totality of the merits of each candidate and not based upon minimum qualifications or attributes. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for 2018 Annual Meeting” beginning on page 45 of this proxy statement.

Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our corporate governance guidelines and the nominating and corporate governance committee charter. The committee evaluates any candidate’s qualifications to serve as a member of our board based on the skills and characteristics of individual board members as well as the composition of our board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence, skills, experience, reputation, integrity, potential for conflicts of interest and other appropriate qualities in the context of our board’s needs.

Director diversity. We do not have a formal policy about diversity of our board membership, but the nominating and corporate governance committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The nominating and corporate governance committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

Directors Attendance at Meetings of our Board of Directors and Board Committees

Our board held four meetings and took three actions by written consent during the fiscal year ended December 31, 2016. Except for Mr. Spence, all other directors attended 75% or more of the aggregate of all meetings of the board of directors and the board committees on which they served during 2016.

DIRECTOR COMPENSATION

On August 2, 2016, our board, upon the recommendation of the compensation committee, adopted a director compensation program that sets compensation for our independent directors for the period from June 2016 to June 2019. The 2016 portion of this director compensation program (the “2016 Director Program”), which became effective as of June 10, 2016, provides that each independent director receives an annual fee for board services from June 10, 2016 to June 9, 2017 comprised of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award consists of a fixed cash payment of $60,000. The adjustable board service award consists of a fixed cash amount of $100,000 multiplied by the quotient of (a) the average closing sale price of our common stock on NASDAQ during the 30-trading day period preceding the 2017 Annual Meeting divided by (b) the average closing sale price of our common stock on NASDAQ during the 30-trading day period preceding the 2016 Annual Meeting of Stockholders.

The compensation committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on our board and its various committees.

Directors who are not classified as independent directors do not receive any compensation for their service as directors. Non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses incurred in attending meetings of our board and its committees.

Director Compensation for 2016

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2016:

Name(2)	Fees Earned or Paid in Cash ($) (1)	Non-Equity Incentive Plan Compensation (2)
Emiliano Calemzuk	75,544	97,912
Nicolás Galperin (3)	—	—
Meyer Malka	75,513	97,912
Javier Olivan	55,554	97,912
Susan Segal	55,554	97,912
Veronica Allende Serra	24,633	32,049
Michael Spence	55,554	97,912
Mario Eduardo Vázquez	77,500	97,912
Roberto Balls Sallouti	55,554	97,912

(1)	The amounts in this column include (i) the portion of the annual retainer and committee chair or lead independent director retainers earned under the 2016 Director Program for the period June 10, 2016 to December 31, 2016 and (ii) the portion of the annual retainer and committee chair or lead independent director retainers earned under the prior director compensation program that covered the period January 1, 2016 to June 9, 2016 (the “2015 Director Program”).

Under the 2015 Director Program, each independent director received an annual retainer of $50,000 and a cash incentive award for their service on the board from June 10, 2015 to June 9, 2016. The cash incentive award was equal to the product of $70,000 multiplied by the quotient of (a) the average closing sale price of our common stock on NASDAQ during the 30 trading day period preceding the 2016 Annual Meeting of Stockholders divided by (b) the average closing sale price of our common stock on NASDAQ during the 30 trading day period preceding the 2015 Annual Meeting of Stockholders. The 2015 Director Program also included additional retainers for committee chairs and the lead independent director, with the chair of each of the audit committee, the compensation committee and the nominating and corporate governance committee and the lead independent director receiving an additional cash retainer in the amount of $21,913, $17,531, $7,304 and $14,609, respectively.

(2)	The amounts in this column includes the adjustable board service award earned under the 2015 Director Program for the period from January 1, 2016 to June 9, 2016. The amount of the adjustable board service award under the 2016 Director Program is not determinable until the date of the 2017 Annual Meeting of Stockholders.
(3)	Mr. Nicolas Galperin is not considered to be an independent director and, as a result, is not compensated by us as a director of our company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us or prepared by us and written representations that no other such reports were required, we believe that during the period from January 1, 2016 through December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis, except that (i) Mr. Marcelo Melamud’s Form 4 that reported the disposition of 786 shares of our common stock was filed late, and (ii) Mr. Alejandro Nicolas Aguzin’s Form 3 that reported he owns no shares of our common stock was filed late.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our board, and serve until their successors are elected and qualified or until their earlier death, resignation or removal. The following table contains information regarding our executive officers as of April 21, 2017.

Name	Age	Position
Marcos Galperin	46	Chairman of the Board, President and Chief Executive Officer
Pedro Arnt	43	Executive Vice President and Chief Financial Officer
Stelleo Tolda	49	Executive Vice President and Chief Operating Officer
Osvaldo Giménez	47	Executive Vice President—Payments
Daniel Rabinovich	39	Executive Vice President and Chief Technology Officer
Marcelo Melamud	47	Senior Vice President and Chief Accounting Officer

For biographical information on Mr. Galperin, please see the biographical description provided above under the caption “Information on Our Board of Directors and Corporate Governance”.

Pedro Arnt has served as our chief financial officer since June 1, 2011. Prior to his appointment as chief financial officer, Mr. Arnt served in various capacities since joining MercadoLibre in December 1999. He initially led the business development and marketing teams as vice president, and later managed our customer service operations. He then held the position of vice president of strategic planning, treasury & investor relations, actively participating in our transition from a private to a public company, and playing an important role in capital markets, corporate finance, strategic planning and treasury initiatives. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. He is a Brazilian citizen and holds a bachelor’s degree, magna cum laude, from Haverford College and a master’s degree from the University of Oxford.

Stelleo Tolda has served as our chief operating officer since April 1, 2009. Prior to his appointment as chief operating officer, Mr. Tolda served as a senior vice president and as our country manager of Brazil since 1999. In that role he guided MercadoLibre to its current position as the leading e-commerce marketplace in Brazil. Before joining MercadoLibre, Mr. Tolda worked at Lehman Brothers Inc. in the United States in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996 to 1997 and 1994 to 1996, respectively. He holds a master’s in business administration from Stanford University, and a master’s degree and bachelor’s degree in mechanical engineering, also from Stanford.

Osvaldo Giménez is an executive vice president and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in January 2000 as country manager of Argentina and Chile. Before joining us, Mr. Giménez was an associate in Booz Allen and Hamilton and worked for Santander Investments in New York. Mr. Giménez received a master’s in business administration from Stanford University and graduated from Buenos Aires Technological Institute with a bachelor’s degree in industrial engineering.

Daniel Rabinovich is an executive vice president and has served as our chief technology officer since January 2011. Prior to this appointment, Mr. Rabinovich served as our vice president of product development since January 2009, having joined MercadoLibre in March 2000 as an application architect. Before joining us, he worked in the application architecture team at PeopleSoft. Mr. Rabinovich holds a master’s degree in Technological Services Management from the Universidad de San Andres and graduated with honors from Buenos Aires University with a degree in information systems.

Marcelo Melamud is a senior vice president and has served as our chief accounting officer since August 15, 2008. Prior to this appointment, Mr. Melamud served as our vice president—administration and control since April 2008. From July 2004 through March 2008, he served as the director of finance of MDM Hotel Group, a developer, owner and operator of Marriott branded hotels in Miami, Florida. From July 1998 through July 2004, Mr. Melamud worked in various finance roles for Fidelity Investments, a provider of investment products and services. During his work at Fidelity Investments, Mr. Melamud served as the director of finance of the World Trade Center Boston/Seaport Hotel and he also served as the director of finance of MetroRed Telecom Group Ltd., a fiber-optic telecommunication provider of data, value added and hosting services within Latin America. Mr. Melamud received his master’s in business administration from the Olin Graduate School of Business at Babson College and is a certified public accountant in Argentina.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information, as of March 31, 2017, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date and upon information submitted to us by our directors and executive officers.

•	each person that is known by us to be a beneficial owner of more than 5% of our outstanding equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

	Total Common Stock (1)
Name and Address of Beneficial Owner	Number	Percentage
Five percent stockholders (1):
Baillie Gifford & Co. (2)	6,378,243	14.44%
T.Rowe Price Associates, Inc. (3)	4,228,225	9.29%
Galperin Trust (4)	4,000,000	9.06%
Carmignac Gestion (5)	2,383,523	5.40%
Directors and executive officers:
Marcos Galperin	—	—
Pedro Arnt	19,129	*

	Total Common Stock (1)
Name and Address of Beneficial Owner	Number	Percentage
Osvaldo Giménez	18,385	*
Daniel Rabinovich	—	*
Stelleo Tolda (6)	91,003	*
Marcelo Melamud	—	—
Emiliano Calemzuk	—	—
Nicolás Galperin	—	—
Javier Olivan	—	—
Meyer Malka	—	—
Susan Segal	—	—
Michael Spence	6,903	*
Mario Vázquez	2,354	*
Roberto Balls Sallouti	—	—
Alejandro Nicolas Aguzin	—	—
All directors and executive officers as a group (15 persons)	156,785	*

*	Indicates less than 1% ownership
(1)	Based on an aggregate amount of 44,157,364 shares of our common stock issued and outstanding as of March 31, 2017.
(2)	According to a Schedule 13G/A filed on December 31, 2016 by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK (“Baillie Gifford”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Baillie Gifford is the beneficial owner of 6,386,327 shares of our common stock. Baillie Gifford has sole voting power over 3,377,311 shares of our common stock and sole dispositive power over 6,386,327 shares of our common stock. Securities reported on the Schedule 13G/A as being beneficially owned by Baillie Gifford are held by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.
(3)	According to a Schedule 13G filed on December 31, 2016 by T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. T. Rowe Price Associates, Inc. is the beneficial owner of 4,228,225 shares of our common stock. T. Rowe Price Associates, Inc. has sole voting power over 1,101,188 shares of our common stock and sole dispositive power over 4,228,225 shares of our common stock.
(4)	According to a Schedule 13G filed on December 31, 2016 jointly by the Galperin Trust (the “Trust”), Meliga No. 1 Limited Partnership (“Meliga LP”) and Volorama Stichting (each a “Reporting Person”), each Reporting Person is the beneficial owner of 4,000,000 shares of our common stock, resulting from a gifts of an aggregate of 4,253,225 shares of common stock (the “Sch13 Shares”) by Marcos Galperin and his spouse (collectively, the “Settlors”) in connection with an estate planning transaction and according to Mr. Galperin’s Form 4 filed on February 18, 2016 relating to Mr. Galperin’s gift of 456,662 shares of common stock (together with the Sch13 Shares, the “Galperin Trust Shares”) to the Trust. Upon receiving all requisite approvals, Meliga LP sold 253,225 shares of Common Stock on August 5, 2016. The Trust is an irrevocable trust formed under New Zealand law by the Settlors that was established for the benefit of Mr. Galperin’s children and parents and certain charitable organizations. Intertrust Suisse Trustee GMBH (the “Trustee”) acts as the independent trustee of the Trust. As part of the estate planning transaction, the Trust concurrently transferred the Galperin Trust Shares to Meliga LP, a New Zealand limited partnership in which the Trust owns an approximately 99.999% limited partnership interest. Volorama Stichting, a Dutch foundation based in Amsterdam, The Netherlands, serves as the general partner (the “General Partner”) of Meliga LP. Pursuant to the limited partnership agreement of Meliga LP, the Galperin Trust Shares may not be voted or disposed of without the approval of the Trust (as limited partner) and the General Partner. In addition, pursuant to the settlement deed of the Trust, the Trustee is required to obtain the majority consent of a protective committee comprised of three individuals prior to taking any action with respect to voting or disposing of any of the Galperin Trust Shares. The Reporting Persons have shared voting power over 4,000,000 shares of our common stock and shared dispositive power over 4,000,000 shares of our common stock.
(5)	According to a Schedule 13G filed on December 31, 2016 by Carmignac Gestion, 24 Place Vendome, Paris, France 75001, a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J). Carmignac Gestion is the beneficial owner of 2,383,523 shares of our common stock. Carmignac Gestion has sole voting power over 2,383,523 shares of our common stock and sole dispositive power over 2,383,523 shares of our common stock.
(6)	Includes 91,003 shares held by Tool, Ltd., of which Stelleo Tolda owns all of the outstanding equity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe and discuss our executive compensation programs, including our philosophy to align our executive officers’ incentive with stockholder value creation, the material elements of compensation paid to each of our named executive officers in 2016 and the processes used by our compensation committee when making compensation decisions. In this proxy statement, we use the term “named executive officers” to refer to Marcos Galperin, our president and chief executive officer, Pedro Arnt, our executive vice president and chief financial officer, Stelleo Tolda, our executive vice president and chief operating officer, Osvaldo Giménez, our executive vice president—payments, and Daniel Rabinovich, our executive vice president and chief technology officer.

The Executive Summary below provides an overview of our performance during 2016 and its correlation with our compensation decisions and practices.

Executive Summary

Our Business

We host the largest online commerce platform in Latin America located at www.mercadolibre.com, which is focused on enabling e-commerce and its related services. Our services are designed to provide our users with mechanisms for buying, selling, paying, collecting, generating leads and comparing via e-commerce transactions in an effective and efficient manner. Although we consider our company to be a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on unique visitors and page views during 2016, we operate in a rapidly evolving and highly competitive market that requires a highly qualified executive management team with strong operational skills. Our executive compensation philosophy is designed to align the compensation of our named executive officers with our business objectives and reward performance over both the short and long term.

Executive Compensation Program Philosophy and Objectives

We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with stockholders’ expectations of earnings per share growth and a competitive dividend yield;

•	effectively compensating our management team for actual performance over the short and long term;

•	attracting and retaining an experienced and effective management team;

•	motivating and rewarding our management team to produce growth and performance for our stockholders that are sustainable and consistent with prudent risk-taking and based on sound corporate governance practices; and

•	providing market competitive levels of target (i.e., opportunity) compensation.

Structure of Our 2016 Executive Compensation Program

As discussed in more detail beginning on page 27, our 2016 executive compensation program is comprised of three different compensation elements, including:

•	base salary, which is fixed annually and compensates individuals for daily performance;

•	annual bonus, which is intended to compensate officers for achieving corporate goals and value-creating milestones during the prior fiscal year; and

•	2016 Long-Term Retention Plan (“2016 LTRP”) bonus, which, together with the annual bonus, rewards the executive, other than our president and chief executive officer, for both company and individual performance and assists in the retention of key employees. Our president and chief executive officer’s 2016 LTRP bonus is based strictly on company performance. The 2016 LTRP is paid over a six-year period through annual fixed payments as well as annual variable payments that move in tandem with increases or decreases in our stock price during the six-year period over which the bonus is paid.

Highlights of Our Executive Compensation Program in 2016

In making its compensation decisions for the 2016 performance year, the compensation committee recognized our company’s 2016 results and the contributions and accomplishments of the named executive officers to our continuing growth story. The following is a summary of the highlights of our 2016 executive compensation program:

•	Base salary represents a relatively small percentage of total direct compensation for our named executive officers, with a significant portion of our named executive officers’ compensation based on the company’s demonstrated performance. As illustrated below, 92,6% of our chief executive officer’s total target direct compensation for our 2016 fiscal year was performance based and 88,5% of our other named executive officers’ average total target direct compensation was performance based.

•	A significant portion of the compensation awarded under our 2016 executive compensation program is contingent upon both individual and company performance, in the case of our named executive officers. In 2016, subject to satisfaction of Minimum Eligibility Conditions (described under “2016 Annual Bonus and 2016 LTRP Bonus Performance Elements” below), the total amount of Mr. Galperin’s annual bonus was based on pre-determined company performance criteria. For each of our other named executive officers, subject to satisfaction of the Minimum Eligibility Conditions, the cash award was partially based on pre-determined company performance criteria and partially based on qualitative assessment of individual performance.

•	The bonuses granted to our named executive officers under our 2016 LTRP are paid out over a period of six years and subject to forfeiture if a named executive officer retires, resigns or terminates his employment for any reason, or if a named executive officer takes certain specified actions that could adversely affect our business. In addition, similar to the annual bonus, the 2016 LTRP bonus is tied directly to the satisfaction of minimum performance objectives. In the event the minimum performance objectives are satisfied, approximately 50% of the cash payable under the 2016 LTRP will move in tandem with increases or decreases in our stock price during the six year period over which the bonus is paid.

•	We continue to provide no executive perquisites.

How Compensation Decisions are Made

Role of the Compensation Committee

Our compensation committee reviews and sets all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the compensation committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. Our compensation committee has, from time to time, engaged compensation consultants to assist the compensation committee in reviewing and developing recommendations related to fixed and performance-based to compensation for our named executive officers as well as the market terms for our LTRP agreements.

Role of Executive Officers and Consultants

While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to our chief executive officer and the vice president of human resources and the compensation consultants retained by the committee, if any, to work within the compensation philosophy to make recommendations to the compensation committee with respect to both overall guidelines and specific compensation decisions. Each of our chief executive officer and our vice president of human resources provides the board and the compensation committee with their perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions and recommends to the compensation committee specific salary amounts for executive officers, other than the chief executive officer, and recommendations on other compensation programs, which the compensation committee considers before making final compensation determinations. Our vice president of human resources works closely with the chairman of our compensation committee and attends certain compensation committee meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice.

The compensation committee establishes compensation levels for our chief executive officer on its own or in consultation with the compensation consultants it retains, if any, and our chief executive officer is not present during any of these discussions.

Competitive Considerations

To set total compensation guidelines, the compensation committee reviews market data of companies with which the compensation committee believes MercadoLibre competes for executive talent. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain top-notch executive talent. To facilitate making external compensation comparisons, in late 2013, Mercer Consulting provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups. The compensation committee used this market data in determining the base salary of each named executive officer and the total annual compensation of our executive officers for 2016.

In 2016, the compensation committee reviewed updated data from a peer group selected in 2013 consisting of companies of similar size within our industry. The companies in that peer group are as follows:

Factset Linkedin Red Hat OpenTableValueClick Shutterfly	Expedia Groupon TripAdvisor Netflix, Inc. Homeaway

In deciding whether a company should be included in the peer group, in addition to industry, the committee considered the following screening criteria:

•	revenues;

•	earnings before interest, depreciation and amortization;

•	market capitalization; and

•	total assets.

Because the company’s named executive officers live in Latin America and not in the United States, in using the peer group data provided by Mercer, the compensation committee decided to apply a reduction percentage in order to compensate for cost of living differences between Latin America and the United States. For that reason, the market positioning of our named executive officers is generally 90% of that of the executive officers of the median of the peer group analyzed by Mercer in late 2013.

When setting our named executive officers’ compensation for 2016, the compensation committee members considered the peer group data that had been previously prepared by Mercer, as adjusted for inflation, and also utilized both anecdotal and specific information based on personal experience and industry contacts, particularly with respect to Latin America.

Elements of Compensation

The compensation received by our named executive officers consists of the following elements, each as more fully described below:

•	base salary;

•	annual bonus; and

•	long-term retention plan bonus.

The following table summarizes the various elements of compensation paid to our named executive officers, in each of 2016, 2015 and 2014. Due to the SEC’s reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. However, we believe the following summary to be a more transparent reflection of the compensation received in each of these years by our named executive officers.

Elements of Compensation Paid to Named Executive Officers in 2016, 2015 and 2014

				LTRP Bonus Compensation
(in U.S. dollars)	Year	Base Salary ($)(1)	Annual Bonus ($)(1)(*)	2009 LTRP (Cash) ($)(2)	2010 LTRP (Cash) ($)(2)	2011 LTRP (Cash) ($)(2)	2012 LTRP (Cash) ($)(2)	2013 LTRP (Cash) ($)(2)	2014 LTRP (Cash) ($)(2)	2015 LTRP (Cash) $(2)	2016 LTRP (Cash) $(2)	Total ($)
Marcos Galperin	2016	602,195	833,684	327,565	559,323	427,844	379,231	1,517,874	1,182,162	1,134,639	1,228,313	8,192,830
President and	2015	550,447	635,131	229,743	417,704	328,792	295,919	1,186,913	959,872	927,715	—	5,532,237
CEO	2014	581,940	671,469	259,694	461,064	359,119	321,427	1,288,261	1,027,938	—	—	4,970,913

Pedro Arnt	2016	228,077	253,606	49,135	17,496	207,021	183,499	285,890	222,659	213,708	231,352	1,892,445
Executive VP	2015	266,808	307,855	34,461	13,066	159,093	143,186	223,554	180,791	174,734	—	1,503,550
and CFO	2014	228,821	264,023	38,954	14,423	173,768	155,529	242,643	193,611	—	—	1,311,772	(3)

Stelleo Tolda	2016	220,298	325,025	163,783	270,640	207,021	183,499	285,890	222,659	213,708	231,352	2,323,876
Executive VP	2015	210,800	243,231	114,871	202,115	159,093	143,186	223,554	223,554	174,734	—	1,652,377
and COO	2014	267,891	309,105	129,847	223,096	173,768	155,529	242,643	193,611	—	—	1,695,490

Osvaldo Giménez	2016	239,078	319,006	60,272	135,320	103,511	183,499	285,890	222,659	213,708	231,352	1,994,295
Executive VP	2015	266,808	369,426	42,273	101,057	79,546	143,186	223,554	180,791	174,734	—	1,581,376
- Payments	2014	228,821	264,024	47,784	111,548	86,884	155,529	242,643	193,611	—	—	1,330,844	(4)

Daniel Rabinovich	2016	228,077	253,606	49,135	17,496	32,903	72,912	285,890	222,659	286,217	309,846	1,758,742
Executive VP and	2015	266,808	307,855	34,461	13,066	25,286	56,894	223,554	180,791	234,019	—	1,342,734
CTO	2014	228,821	140,813	38,954	14,423	27,618	61,798	242,643	193,611	—	—	948,681	(5)

(*)	Please note that the values above, have excluded any allowance.
(1)	Base salaries and annual bonus paid in respect of fiscal year 2016 are paid in foreign currencies but disclosed above in U.S. dollars, at the average exchange rate for the year ended December 31, 2016.
(2)	For a description of our LTRPs, as defined below, see “—Elements of Compensation—Long-Term Retention Plans” and “—Prior Long-Term Retention Plans” below.
(3)	Includes the cash value of shares of common stock issued to Mr. Arnt. Our compensation committee elected to pay a portion of Mr. Arnt’s 2009, 2010, 2011, 2012, 2013 and 2014 LTRPs bonus award payment paid in 2015 in the form of 4,714 shares of common stock having a grant date value of $689,045.
(4)	Includes the cash value of shares of common stock issued to Mr. Giménez. Our compensation committee elected to pay a portion of Mr. Giménez’s 2009, 2010, 2011, 2012, 2013 and 2014 LTRPs bonus award payment paid in 2015 in the form of 4,791 shares of common stock having a grant date value of $700,300.
(5)	Includes the cash value of shares of common stock issued to Mr. Rabinovich. Our compensation committee elected to pay a portion of Mr. Rabinovich’s 2009, 2010, 2011, 2012, 2013 and 2014 LTRPs bonus award payment paid in 2015 in the form of 3,134 shares of common stock having a grant date value of $458,097.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the above peer companies for similar positions. Base salaries are reviewed at least annually for merit increases and cost of living adjustments, and adjusted from time to time to realign salaries with market levels based on the peer review and after taking into account individual responsibilities, performance and experience.

In reviewing base salaries for 2016, the compensation committee considered the comparative market data previously prepared by Mercer, as adjusted for inflation. The committee believes that each named executive officer’s salary level is appropriate in light of his roles and responsibilities within our company.

Annual Bonus

In addition to base salaries, each of our named executive officers are eligible to receive annual cash bonuses. The compensation committee uses annual cash bonuses to compensate named executive officers for achieving short-term financial and operational goals and, in the case of our named executive officers other than our president and chief executive officer, for achieving individual annual performance objectives during the preceding fiscal year. These objectives are generally established in the first half of the year and vary depending on the individual named executive officer, but relate generally to financial and operational targets as well as a cultural alignment assessment carried out by the chief executive officer for the rest of the named executive officers. If established objective thresholds for the annual performance period are not met, the executive does not receive a bonus under our annual cash bonus program for the year. After the end of each fiscal year, our actual performance is compared to the objectives established by our board of directors during the prior year to determine the annual cash bonus award payout.

For 2016, each named executive officer was eligible for a target annual bonus equal to 115.4% of his annual base salary.

In 2016, subject to satisfaction of the Minimum Eligibility Conditions, 100% of Mr. Galperin’s annual bonus was based on the company performance criteria described below. For each of Messrs. Arnt, Tolda, Rabinovich and Giménez, subject to satisfaction of the Minimum Eligibility Conditions, the award was partially based on such company performance criteria and partially based on the qualitative assessment of individual performance. For additional information regarding the calculation of the annual bonus of our named executive officers, see “—2016 Annual Bonus and 2016 LTRP Bonus Components” below.

A portion of each named executive officer’s annual bonus was based upon our company’s achievement of certain pre-determined goals for performance. For 2016, the compensation committee selected the following as the corporate performance (the “Consolidated Corporate Performance”) measures:

•	Net revenues minus bad debt (excluding Venezuela), defined as our net revenues for 2016, less the portion of our bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee, in each case, excluding Venezuela net revenues minus bad debt;

•	Venezuela net revenues minus bad debt, defined as the net revenues of our Venezuelan operations for 2016, less the portion of our Venezuelan operations’ bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee;

•	Net income (excluding Venezuela), defined as our net income in 2016, excluding Venezuela net income, and after adjustments for unusual items as determined by the compensation committee;

•	Venezuela net income, defined as the net income of Venezuelan operations in 2016 and after adjustments for unusual items as determined by the compensation committee;

•	NPS, which stands for Net Promoter Score and is defined as a measure of our Marketplace customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).

The Consolidated Corporate Performance measure is calculated as a weighted average of the financial metrics described above (as set forth below in “2016 Annual Bonus and 2016 LTRP Bonus Components”), which are converted from the local currency into to U.S. dollars at the previous year’s applicable exchange rate, in order to mitigate the impact of fluctuations in local currencies on the company’s operational performance.

For Messrs. Galperin, Arnt, Tolda and Rabinovich the quantitative portion of the award is equal to the Consolidated Corporate Performance measures. For Mr. Osvaldo Giménez the quantitative portion of the award is based 50% on Consolidated Corporate Performance and 50% based on certain MercadoPago operational performance measures. For Mr. Giménez, the objectives related to the 2016 operations of our MercadoPago business, are MercadoPago penetration, which is defined as the total payment volume (“TPV”) in the MercadoLibre e-commerce website in 2016 divided by the gross merchandise volume (“GMV”) in 2015, off-platform net revenues, which mainly includes revenues generated off MercadoLibre’s marketplace and financing revenues and off-platform TPV (collectively, the “MercadoPago Performance”). These are calculated using consolidated financial metrics which are converted from the local currency into U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.

The compensation committee believes these metrics are the strongest drivers of long-term stockholder value for our company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each named executive officer. The compensation committee is given discretion to make adjustments to each element in order to reduce or eliminate the effect of unusual events and thus make better year-over-year performance comparisons. For 2016, the compensation committee did not make any adjustments to any of the Consolidated Corporate Performance metrics.

Long-Term Retention Plans

2016 Long-Term Retention Plan

The compensation committee makes annual grants of long-term incentive to focus its executives on the company’s long-term goals, in particular its share growth. The 2016 Long-Term Retention Plan (the “2016 LTRP”) is designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. As the company achieves the Minimum Eligibility Conditions for 2016 (as described below), the named executive officer will, subject to his continued employment as of each applicable payment date, receive the target amount of his 2016 LTRP award, payable as follows:

•	the named executive officer will receive a cash payment equal to 8.333% of his or her 2016 LTRP bonus once a year for a period of six years (with the first payment occurring on or about March 31, 2017), (the “Annual Fixed Payment”); and

•	on each date our company pays the Annual Fixed Payment to the named executive officer, he or she will also receive a cash payment equal to the product of (i) 8.333% of the applicable 2016 LTRP bonus and (ii) the quotient of (a) the Applicable Year Stock Price (as defined below) over (b) $111.02, the average closing price of our common stock on the NASDAQ during the final 60 trading days of 2015. For purposes of the 2016 LTRP, the “Applicable Year Stock Price” is the average closing price of our common stock on the NASDAQ during the final 60 trading days of the fiscal year preceding the fiscal year in which the applicable payment date occurs, for so long as our common stock is listed on the NASDAQ.

Under the 2016 LTRP, in the event of a participant’s termination of employment (i) by the Company without cause (which shall not include the participant’s death or disability) or (ii) due to the participant’s resignation for good reason, in each of (i) and (ii), within 120 days prior to a change in control or on or after a change in control, 100% of the 2016 LTRP award payments that remain to be paid as of the date of such termination will vest in full and will be payable within 15 days following such termination of employment. Notwithstanding the above, in the event of a participant’s death or disability, the compensation committee, in its discretion, may accelerate the vesting and payment of any portion of the 2016 LTRP that remains payable. The 2016 LTRP provides that good reason exists if, (a) a participant’s duties, functions or responsibilities are materially diminished, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by us for thirty days. The 2016 LTRP generally defines a change in control as (a) any person acquiring beneficial ownership of at least 50% of the voting power of MercadoLibre, (b) a merger or consolidation of MercadoLibre which does not result in our stockholders continuing to hold more than 50% of the combined voting power of the surviving entity in the transaction or (c) a sale of all or substantially all of our assets

2016 LTRP Bonus

The following table sets forth the nominal target value of the 2016 LTRP bonus and the portion of the 2016 LTRP bonus paid out for 2016 for each named executive officer:

	Nominal Target Value of 2016 LTRP Bonus (1)	Portion of 2016 LTRP Bonus Paid Out during 2016 (1)
Marcos Galperin	$5,946,400	$1,228,313
Pedro Arnt	$1,120,000	$231,352
Stelleo Tolda	$1,120,000	$231,352
Osvaldo Giménez	$1,120,000	$231,352
Daniel Rabinovich	$1,500,000	$309,846

(1)	The maximum amount of each named executive officer’s 2016 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year. To the extent our stock price exceeds $164.17 for one or more applicable periods, the amount of the executive’s 2016 LTRP bonus will exceed 16% of the amount listed in the column above entitled “Nominal Target Value of Total 2016 LTRP Bonus.” To the extent our stock price is less than $164.17 for one or more applicable periods, the amount of the executive’s 2016 LTRP bonus will be less than 16% of the amount in the column above entitled “Nominal Target Value of Total 2016 LTRP Bonus.” Thus, total payments under the 2016 LTRP over the life of the plan may be more or less than the target amount listed column above entitled “Nominal Target Value of Total 2016 LTRP Bonus.”

Weighting of 2016 Annual Bonus and 2016 LTRP Bonus Performance Measures

The following table describes the components of each named executive officer’s 2016 annual bonus and 2016 LTRP bonus and the percentage weight of each element:

	Marcos Galperin	Pedro Arnt	Stelleo Tolda	Osvaldo Giménez	Daniel Rabinovich
Consolidated Performance—Constant Dollars (1)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	54%	54%	54%	27%	54%
Net Revenues Minus Bad Debt (Venezuela) (2)	3%	3%	3%	1.5%	3%
Net Income (excluding Venezuela) (3)	36%	36%	36%	18%	36%
Net Income (Venezuela) (3)	2%	2%	2%	1%	2%
NPS (4)	5%	5%	5%	2.5%	5%

Weighted average	100%	100%	100%	50%	100%

Payments Performance
TPV On/GMVe (excluding Venezuela) (5)	—	—	—	24.5%	—
TPV On/GMVe (Venezuela) (5)	—	—	—	0.5%	—
Payments Net Revenues Minus Chargebacks (6) (1)	—	—	—	25%	—

Weighted average	—	—	—	50%	—

Overall Performance (7)	100%	100%	100%	100%	100%
Individual Performance Multiplier (8)
Above Expectations	1.2x	1.2x	1.2x	1.2x	1.2x
Meet Expectations	1.0x	1.0x	1.0x	1.0x	1.0x
Below Expectations	0.5x	0.5x	0.5x	0.5x	0.5x

(1)	Constant Dollars: financial metrics translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.
(2)	Net Revenues Minus Bad Debt is defined as our net revenues, less bad debt charges and after adjustments for unusual items, if any, as determined by the compensation committee.
(3)	Net Income is defined as our net income after adjustments for unusual items, if any, as determined by the compensation committee.
(4)	NPS stands for Net Promoter Score and is a measure of our customers’ satisfaction, calculated as the percentage of promoters (customer scoring our service from 9 to 10) minus the percentage of detractors (customers scoring our service from 0 to 6).
(5)	TPV On/GMVe is defined as MercadoPago penetration in MercadoLibre measured as our TPV on the MercadoLibre e-commerce website in U.S. dollars divided by our GMV in U.S. dollars.
(6)	Payments Net Revenues Minus Chargebacks is defined as net revenues generated by our Financing and Off-platform transactions minus the chargebacks generated by credit and debit cards payments in Constant Dollars.
(7)	Overall Performance for Messrs. Galperin, Arnt, Tolda and Rabinovich is equal to the Weighted Average for the Consolidated Performance—Constant Dollars. The Overall Performance for Mr. Gimenez is equal to the simple average between Weighted Average for the Consolidated Performance—Constant Dollars and Weighted Average for the Payments Performance.
(8)	Individual Performance Multiplier is set as a multiplier for the annual bonus for each executive officer based on the qualitative assessment of individual performance for the 2016 fiscal year.

2016 Annual Bonus and 2016 LTRP Bonus Performance Elements

The following table sets forth the target award levels for the various performance metrics (the “Minimum Eligibility Conditions”) included in the company performance tally for 2016 and actual performance realized against those objectives:

Metrics	2016 Actual (in MM)	2016 Objective (in MM)	% of Objective (1)
Consolidated Performance—Constant Dollars
Net Revenues Minus Bad Debt (excluding Venezuela	975.0	890.5	109.5%
Net Revenues Minus Bad Debt (Venezuela)	112.3	108.7	103.3%
Net Income (excluding Venezuela)	203.5	157.3	110.0%
Net Income (Venezuela)	-25.2	-77.7	110.0%
NPS	51.4%	53.2%	96.5%
Weighted average			108.9%

Payments Performance
TPV On/GMVe (excluding Venezuela)	76.5%	66.6%	110.0%
TPV On/GMVe (Venezuela)	17.2%	14.9%	110.0%
Payments Net Revenues Minus Charge backs	249.4	221.7	110.0%
Weighted average			110.0%

Overall Performance
Messrs. Galperin, Arnt, Tolda and Rabinovich			108.9%
Mr. Gimenez			109.4%

Individual Performance Multiplier
Messrs. Arnt and Rabinovich			1.0
Messrs. Galperin, Tolda and Gimenez			1.2

(1)	Percentage of objective cannot be higher to 110%.

Other Compensation and Benefits

Prior Long-Term Retention Plans. Our prior LTRPs, like our 2016 LTRP, provides the named executive officers, along with other members of senior management, with the opportunity to receive certain cash payments subject to achievement of similar corporate performance goals to those of our annual bonus plan (the “Minimum Eligibility Conditions”). If the Minimum Eligibility Conditions are achieved, each named executive officer is generally eligible to receive a fixed payment, payable in equal annual installments over a 6-8 years and a variable payment on the same payment schedule, whose amount fluctuates based on the ratio of our average stock price for a period of trading days over the average stock price for a period of trading days in the year the LTRP award was granted to the named executive officer.

Equity awards. In the past we have granted equity to our executive officers through our Amended and Restated 1999 Stock Option and Restricted Stock Plan, which was adopted by our board of directors to permit the grant of equity to our employees. In 2009, our board adopted and our stockholders approved the 2009 Equity Compensation Plan. Upon adoption of the 2009 Equity Compensation Plan, no further awards were available for issuance under our 1999 Stock Option and Restricted Stock Plan. As of December 31, 2016, we had approximately 232,825 shares of common stock available for issuance under the 2009 Equity Compensation Plan. The board has considered outstanding job performance, contributions to our company and achievement of other benchmarks in granting past awards. None of our named executive officers hold any outstanding equity awards under any of our equity plans.

Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including our named executive officers, including health insurance, extra vacation days, mobile telephones, executive education sponsorship programs, parking spaces and subsidized English, Spanish and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil and Argentina, including our named executive officers. We do not sponsor or maintain any pension plans for any of our employees.

Employment agreements. We have entered into employment agreements with each named executive officer as described below under “Employment Agreements.” Certain named executive officers may also receive benefits in the event of a change in control of our company as described under “Potential Payments Upon Termination or Change in Control.”

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation and compares overall compensation to total compensation of similarly situated employees at the company’s peer companies. By design, a significant portion of the compensation awarded under our 2015 executive compensation program is contingent upon company performance, in the case of our president and chief executive officer, and both individual and company performance, in the case of our other named executive officers. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs for the best methods to promote stockholder value through employee incentives.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the board of directors that it be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as incorporated by reference from this proxy statement.

April 28, 2017	COMPENSATION COMMITTEE Meyer Malka (Chairman) Emiliano Calemzuk Mario Vazquez

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was performed and discussed by the compensation committee.

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2016, 2015 and 2014 for our named executive officers. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)		Total ($)
Marcos Galperin	2016	602,195	—	—	7,590,635	(3)	8,192,830
President and Chief	2015	550,447	—	—	4,981,790	(4)	5,532,237
Executive Officer	2014	581,940	—	—	4,388,972	(5)	4,970,913

Pedro Arnt	2016	228,077	—	—	1,664,368	(6)	1,892,445
Executive Vice	2015	266,808	—	—	1,236,742	(7)	1,503,550
President and Chief Financial Officer	2014	228,821	—	—	1,082,951	(8)	1,311,772

Stelleo Tolda	2016	220,298	—	—	2,103,578	(9)	2,323,876
Executive Vice	2015	210,800	—	—	1,441,577	(10)	1,652,377
President and Chief Operating Officer	2014	267,891	—	—	1,427,599	(11)	1,695,490

Osvaldo Giménez	2016	239,078	—	—	1,755,217	(12)	1,994,295
Executive Vice	2015	266,808	—	—	1,314,569	(13)	1,581,376
President—Payments	2014	228,821	—	—	1,102,023	(14)	1,330,844

Daniel Rabinovich	2016	228,077	—	—	1,530,665	(15)	1,758,742
Executive Vice	2015	266,808	—	—	1,075,927	(16)	1,342,734
President and Chief Technology Officer	2014	228,821	—	—	719,860	(17)	948,681

(1)	Base salaries are paid in foreign currencies but disclosed above in U.S. dollars, at the average exchange rate for the year in which the base salary was paid.
(2)	Bonuses are paid in foreign currencies, but disclosed above in U.S. dollars at the applicable exchange rate as of the payment date.
(3)	Includes (i) an annual bonus of $833,684 paid in cash in the first half of 2017 based upon Mr. Galperin’s 2016 performance tally, (ii) a bonus under the 2016 LTRP of $1,228,313 paid in cash in the first half of 2017, consisting of the sum of the first fixed payment of $495,533 and variable payments of $732,780 earned by Mr. Galperin in 2016 under the 2016 LTRP, (iii) $5,528,638 for payments made under prior LTRPs.

(4)	Includes (i) an annual bonus of $635,131 paid in cash in the first half of 2016 based upon Mr. Galperin’s 2015 performance tally, (ii) a bonus under the 2015 LTRP of $927,715 paid in cash in the first half of 2016, consisting of the sum of the first fixed payment of $495,533 and variable payments of $432,182 earned by Mr. Galperin in 2015 under the 2015 LTRP, (iii) $3,418,943 for payments made under prior LTRPs.
(5)	Includes (i) an annual bonus of $671,469 paid in cash in the first half of 2015 based upon Mr. Galperin’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $1,027,938 paid in cash, shares of stock or any combination thereof in the first quarter of 2015, consisting of the sum of the first fixed payment of $495,533 and variable payments of $532,405 earned by Mr. Galperin in 2014 under the 2014 LTRP, (iii) $2,689,565 for payments made under prior LTRPs.
(6)	Includes (i) an annual bonus of $253,606 paid in cash in the first half of 2017 based upon Mr. Arnt’s 2016 performance tally, (ii) a bonus under the 2016 LTRP of $231,352 paid in cash in the first half of 2017, consisting of the sum of the first fixed payment of $93,333 and variable payments of $138,019 earned by Mr. Arnt in 2016 under the 2016 LTRP, (iii) $1,179,410 for payments made under prior LTRPs.
(7)	Includes (i) an annual bonus of $307,855 paid in cash in the first half of 2016 based upon Mr. Arnt’s 2015 performance tally, (ii) a bonus under the 2015 LTRP of $174,734 paid in cash in the first half of 2016, consisting of the sum of the first fixed payment of $93,333 and variable payments of $81,401 earned by Mr. Arnt in 2015 under the 2015 LTRP, (iii) $754,153 for payments made under prior LTRPs.
(8)	Includes (i) an annual bonus of $264,023 paid in cash, shares of stock or any combination thereof in the first half of 2015 based upon Mr. Arnt’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 paid in cash, shares of stock or any combination thereof in the first half of 2015, consisting of the sum of the first fixed payment of $93,333 and variable payments of $100,278 earned by Mr. Arnt in 2014 under the 2014 LTRP, (iii) $625,317 for payments made under prior LTRPs.
(9)	Includes (i) an annual bonus of $325,025 paid in cash in the first half of 2017 based upon Mr. Tolda’s 2016 performance tally, (ii) a bonus under the 2016 LTRP of $231,352 paid in cash in the first half of 2017, consisting of the sum of the first fixed payment of $93,333 and variable payments of $138,019 earned by Mr. Tolda in 2016 under the 2016 LTRP, (iii) $1,547,202 for payments made under prior LTRPs.
(10)	Includes (i) an annual bonus of $243,231 paid in cash in the first half of 2016 based upon Mr. Tolda’s 2015 performance tally, (ii) a bonus under the 2015 LTRP of $174,734 payable in cash in the first half of 2016, consisting of the sum of the first fixed payment of $93,333 and variable payments of $81,401 earned by Mr. Tolda in 2015 under the 2015 LTRP, (iii) $1,023,611 for payments made under prior LTRPs.
(11)	Includes (i) an annual bonus of $309,105 paid in cash in the first half of 2015 based upon Mr. Tolda’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 paid in cash, shares of stock or any combination thereof in the first half of 2015, consisting of the sum of the first fixed payment of $93,333 and variable payments of $100,278 earned by Mr. Tolda in 2014 under the 2014 LTRP, (iii) $924,883 for payments made under prior LTRPs.
(12)	Includes (i) an annual bonus of $319,006 paid in cash in the first half of 2017 based upon Mr. Giménez’s 2016 performance tally, (ii) a bonus under the 2016 LTRP of $231,352 paid in cash in the first half of 2017, consisting of the sum of the first fixed payment of $93,333 and variable payments of $138,019 earned by Mr. Giménez in 2016 under the 2016 LTRP, (iii) $1,204,860 for payments made under prior LTRPs.
(13)	Includes (i) an annual bonus of $369,426 paid in cash in the first half of 2016 based upon Mr. Giménez’s 2015 performance tally, (ii) a bonus under the 2015 LTRP of $174,734 paid in cash in the first half of 2016, consisting of the sum of the first fixed payment of $93,333 and variable payments of $81,401 earned by Mr. Giménez in 2015 under the 2015 LTRP, (iii) $770,408 for payments made under prior LTRPs.
(14)	Includes (i) an annual bonus of $264,024 paid in cash in the first half of 2015 based upon Mr. Giménez’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 paid in cash, shares of stock or any combination thereof in the first half of 2015, consisting of the sum of the first fixed of $93,333 and variable payments of $100,278 earned by Mr. Giménez in 2014 under the 2014 LTRP, (iii) $644,388 for payments made under prior LTRPs.
(15)	Includes (i) an annual bonus of $253,606 paid in cash in the first half of 2017 based upon Mr. Rabinovich’s 2016 performance tally, (ii) a bonus under the 2016 LTRP of $309,846 paid in cash in the first half of 2017, consisting of the sum of the first fixed payment of $125,000 and variable payments of $184,846 earned by Mr. Rabinovich in 2016 under the 2016 LTRP, (iii) $967,212 for payments made under prior LTRPs.
(16)	Includes (i) an annual bonus of $307,855 paid in cash in the first half of 2016 based upon Mr. Rabinovich’s 2015 performance tally, (ii) a bonus under the 2015 LTRP of $234,019 paid in cash in the first half of 2016, consisting of the sum of the first fixed payment of $125,000 and variable payments of $109,019 earned by Mr. Rabinovich in 2015 under the 2015 LTRP, (iii) $534,053 for payments made under prior LTRPs.

(17)	Includes (i) an annual bonus of $140,813 paid in cash, shares of stock or any combination thereof in the first half of 2015 based upon Mr. Rabinovich’s 2014 performance tally, (ii) a bonus under the 2014 LTRP of $193,611 paid in cash, shares of stock or any combination thereof in the first half of 2015, consisting of the sum of the first fixed payment of $93,333 and variable payments of $100,278 earned by Mr. Rabinovich in 2014 under the 2014 LTRP, (iii) $385,436 for payments made under prior LTRPs.

The table below sets forth the aggregate Annual Fixed Payment each named executive officer earned under the 2016, 2015 and 2014 LTRPs as a result of the achievement of the Minimum Eligibility Conditions in the applicable year, which is payable in 6 equal annual installments beginning in 2015, 2016 and 2017, respectively, subject to the named executive officer’s continued employment through each payment date (other than in limited circumstances).

Name	Total Annual Fixed Payment under 2016 LTRP $	Total Annual Fixed Payment under 2015 LTRP $	Total Annual Fixed Payment under 2014 LTRP $
Marcos Galperin	2,973,200	2,973,200	2,973,200

Pedro Arnt	560,000	60,000	560,000

Stelleo Tolda	560,000	560,000	560,000

Osvaldo Giménez	560,000	560,000	560,000

Daniel Rabinovich	750,000	750,000	560,000

Grants of Plan-Based Awards for 2016

The table below summarizes plan-based awards granted to our named executive officers in 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Marcos Galperin	June 27, 2016	416,842	(2)	555,789 5,946,400	(2) (3)(4)	694,737	(2)

Pedro Arnt	June 27, 2016	152,164	(2)	202,885 1,120,000	(2) (3)(4)	253,606	(2)

Stelleo Tolda	June 27, 2016	162,512	(2)	216,683 1,120,000	(2) (3)(4)	270,854	(2)

Osvaldo Giménez	June 27, 2016	159,503	(2)	212,671 1,120,000	(2) (3)(4)	265,838	(2)

Daniel Rabinovich	June 27, 2016	152,164	(2)	202,885 1,500,000	(2) (3)(4)	253,606	(2)

(1)	Represents estimated future payouts under our 2016 LTRP and 2016 annual bonus.
(2)	The amount set forth reflects the annual discretionary cash bonus amounts that potentially could have been earned during 2016 based upon the executive’s performance tally. The actual discretionary cash bonuses earned in 2016 by our named executive officers have been determined and were paid in the first quarter of 2017. The amounts paid are included in the 2016 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Retention Plans – 2016 Long-Term Retention Plan” for information regarding the terms of the 2016 LTRP bonus.
(4)	The maximum amount of each named executive officer’s 2016 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year.

We have entered into employment agreements and indemnification agreements with each of our named executive officers. For a detailed description, see “Employment Agreements” and “Certain Relationships and Related Transactions—Indemnification Agreements” below.

Option Exercises and Stock Vested

Our named executive officers do not hold any outstanding equity awards.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

We have previously entered into employment agreements with each of our named executive officers. The term of each of these employment agreements is for an undetermined period.

Each named executive officer that is party to an employment agreement is entitled to receive the base salary set forth in such named executive officer’s employment agreement, subject to the raises that we have provided to those executive officers throughout the terms of their employment. In addition to base salary, the named executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The named executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as named executive officers.

The employment agreements provide that, during a named executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such named executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the named executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.

The agreements also provide that, during a named executive officer’s employment, and for a period of one year after the end of the named executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the named executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.

Potential Payments Upon Termination or Change in Control

We may terminate a named executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate a named executive officer’s employment for “just cause,” such named executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the named executive officer resides. If we terminate the executive officer’s employment without “just cause,” such executive officer shall be entitled to a severance payment in an amount equal to the greater of (x) one year’s gross base salary or (y) the severance obligations mandated under the laws of the country where the named executive officer resides.

“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of our company or any of our affiliates).

In September of 2001, we implemented the 2001 Management Incentive Bonus Plan (the “Incentive Plan”). As established in the Incentive Plan, our chief executive officer established which officers would be eligible for the Incentive Plan. Pursuant to the Incentive Plan, in the event we are sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers as a group are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers, including our named executive officers and others, according to the participation percentages established by our chief executive officer, in accordance with the Incentive Plan.

For additional information regarding potential payments under our LTRPs in the event of a termination of employment, see “—Elements of Compensation—Long-Term Retention Plan—2016 Long-Term Retention Plan” and “—Prior Long-Term Retention Plans”

The following tables represent the payments due to each named executive officer in the event of (i) his termination without just cause or (ii) a change in control (as defined under the 2016 LTRP) or (iii) his termination without Cause or resignation for Good Reason (each as defined under the 2016 LTRP) within 120 days prior to or on or after a change in control, assuming such event occurred on December 31, 2016.

Payments Due Upon Termination Without Cause (1)

Name	Salary
$
Marcos Galperin	880,131
Pedro Arnt	315,799
Stelleo Tolda	305,028
Osvaldo Giménez	331,031
Daniel Rabinovich	315,799

(1)	Represents severance payable to the named executive officer as required under local law.

Payment Upon a Change in Control (1)

Name	Non-Equity Incentive Plan Compensation (2)
($)
Marcos Galperin	9,907,528
Pedro Arnt	2,116,694
Stelleo Tolda	2,243,266
Osvaldo Giménez	2,072,095
Daniel Rabinovich	2,117,946

(1)	Excludes any sale or stay bonuses payable under the Incentive Plan upon a sale of our company, which bonus amounts are based on the purchased price in the event of a sale. See “—Potential Payments Upon Termination or Change in Control” for more information.
(2)	Represents 50% of the outstanding awards held by the named executive officers under the LTRPs. All outstanding awards payable in this case are based on the average closing price of our common stock during the final 60 trading days of 2016.

Payments Due Upon Termination without Cause or Resignation with Good Reason In Connection with a Change In Control (1)

Name	Salary (3)	Non-Equity Incentive Plan Compensation (2)	Total
	$	($)	($)
Marcos Galperin	880,131	19,815,056	20,695,187
Pedro Arnt	315,799	4,233,387	4,549,186
Stelleo Tolda	305,028	4,486,531	4,791,559
Osvaldo Giménez	331,031	4,144,189	4,475,220
Daniel Rabinovich	315,799	4,235,893	4,551,692

(1)	Excludes any sale or stay bonuses payable under the Incentive Plan upon a sale of our company, which bonus amounts are based on the purchased price in the event of a sale. See “— Potential Payments Upon Termination or Change in Control” for more information.

(2)	Represents 100% of all outstanding awards held by the named executive officers under the LTRPs. All outstanding awards payable in this case are based on the average closing price of our common stock during the final 60 trading days of 2016.
(3)	Represents severance payable to the named executive officer as required by local law solely in the event of a termination without Cause.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) provides our stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under “Executive Compensation,” our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our board believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our stockholders by:

•	Having a significant portion of the compensation awarded under our 2016 executive compensation program be contingent upon company performance;

•	Having base salary represent a relatively small percentage of total direct compensation for our named executive officers; and

•	Having components of our compensation, such as the LTRP, tied to drivers of stockholder value over the long-term.

See the information set forth under “Executive Compensation” for more information on these elements of our executive compensation program.

For these reasons, our board strongly endorses our company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the MercadoLibre, Inc.’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2016, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICER

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as the proposal contained in Proposal 2 of this Proxy Statement. In particular, we are asking whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years. Currently, the advisory vote on our named executive officers’ compensation occurs every year.

Our board has determined that an annual advisory vote on the compensation of our named executive officers is the most appropriate alternative for the company. The board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the board believes that stockholder sentiment should be a factor that is taken into consideration by the board and compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on the compensation of our named executive officers on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Accordingly, our board recommends that the advisory vote on the compensation of our named executive officers be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold an advisory vote by stockholders to approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in our annual stockholder meeting proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the company, the board and the compensation committee value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD RECOMMENDS A VOTE TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2016, Messrs. Malka (Chairman) and Calemzuk, and Vazquez, and Ms. Serra served as members of our compensation committee. None of the current members of our compensation committee has ever been an officer or employee of our company or our subsidiaries or had any relationship with us requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2015, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our board. All members of our compensation committee are independent in accordance with the applicable rules of NASDAQ and our corporate governance guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.

Review, Approval or Ratification of Transactions with Related Parties

The board has delegated to the audit committee the responsibility to review and approve all transactions or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a “related person” (as defined in Item 404 of Regulation S-K) has a direct or indirect material interest. Transactions that fall within this definition will be referred to the audit committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of our company.

AUDIT COMMITTEE REPORT

Pursuant to SEC rules for proxy statements, the audit committee of our board has prepared the following Audit Committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.

The audit committee of our board is composed of Mario Vázquez (Chairman), Meyer Malka and Susan Segal, all of whom are independent under the NASDAQ listing standards and rules and regulations of the SEC applicable to audit committees. The audit committee operates under a charter, which is posted on our investor relations website at http://investor.mercadolibre.com and annually reviewed by the board. This charter specifies the scope of the audit committee’s responsibilities and the manner in which it carries out those responsibilities.

The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The audit committee also has discussed with Deloitte & Co S.A. the matters required to be discussed by the PCAOB Auditing Standard 1301, “Communications with Audit Committees”, as amended.

The audit committee has received the written disclosures and the letter from Deloitte & Co S.A. required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Co S.A.’s communications with the audit committee concerning independence and has discussed with Deloitte & Co S.A. its independence.

Based on the audit committee’s review and discussions with management and Deloitte & Co S.A. described above, the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein .

AUDIT COMMITTEE

April 28, 2017	Mario Vázquez, Chairman Meyer Malka Susan Segal

PROPOSAL FOUR:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Co. S.A. (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and stockholders are being asked to ratify the selection at the 2017 Annual Meeting. Representatives of Deloitte will not be present at the 2017 Annual Meeting in person. However, representatives will be present telephonically and will have the opportunity to make a statement and respond to appropriate questions.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Deloitte as our independent registered public accounting firm, we believe ratification to be desirable. Accordingly, our stockholders are being requested to ratify, confirm and approve the selection of Deloitte as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the year ending December 31,2017. If the stockholders do not ratify the selection of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Deloitte notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Deloitte is ratified, the audit committee will continue to conduct an ongoing review of Deloitte’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte at any time.

The audit committee considers Deloitte to be qualified to deliver independent auditing services to our company due to, among other things, their depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transactional matters and location of key personnel.

Deloitte has served as our independent registered public accounting firm since 2010.

Audit and Non-Audit Fees

The following is a description of the fees billed to us by Deloitte for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees	$1,319,443	$1,202,369
Audit-Related Fees	$327,531	$79,800
Tax Fees	$113,517	$83,192
All Other Fees	—	—
Total	$1,760,491	$1,365,361

Audit Fees

Audit fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year in connection with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements and the review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Deloitte during the applicable fiscal year that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year for assurance and related services reasonably related to the performance of the audit of our annual financial statements for those years.

Tax Fees

Tax fees represent the aggregate fees billed to us by Deloitte during 2016 and 2015 for tax compliance, tax planning and tax advice.

All Other Fees

All other fees represent the aggregate fees billed to us by Deloitte for those permissible non-audit services that the audit committee believes are routine and recurring and would not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policy

The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.

All of the fees paid to Deloitte during the years ended December 31, 2016 and 2015 described above were pre-approved by the audit committee in accordance with the audit committee pre-approval policy and before Deloitte was engaged for the particular service.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HEADQUARTERS INFORMATION

Our headquarters are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG and the telephone number at that location is 011-54-11-4640-8000.

OTHER MATTERS

As of the date of this proxy statement, our board does not know of any matters to be presented at the 2017 Annual Meeting other than those specifically set forth in the Notice of 2017 Annual Meeting of Stockholders and this proxy statement. If other proper matters, however, should come before the 2017 Annual Meeting or any adjournment thereof, the proxies named in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

A stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2018 Annual Meeting of Stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 29, 2018; provided, however, that in the event that we hold our 2018 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2017 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

MercadoLibre, Inc.

Attn: Corporate Secretary

Arias 3751, 7th Floor

Buenos Aires, Argentina, C1430CRG

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders or nominate persons for election to our board at our annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting (or any supplement thereto) given by or at the direction of the chairman of the board or our board of directors, (2) otherwise properly brought before the meeting by the chairperson or by or at the direction of a majority of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.

To be timely, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than 90 days and not later than 60 days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (i.e. between January 28, 2018 and February 27, 2018 for our 2018 Annual Meeting of Stockholders). However, in the event that the date of the 2018 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2017 Annual Meeting, in order to be timely, a proposal or nomination by the stockholder must be delivered not later than the later of (i) 90 days before the 2018 Annual Meeting of Stockholders or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our bylaws were filed with the SEC as an exhibit to our registration statement on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG).

By order of the board of directors,

Marcos Galperin

Chairman of the Board, President and Chief

Executive Officer

April 28, 2017

Buenos Aires, Argentina

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MERCADOLIBRE, INC.

ARIAS 3751 7TH FLOOR

BUENOS AIRES C1430 CRG

ARGENTINA

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MELI

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28614-P93998                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCADOLIBRE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write
The Board of Directors recommends you vote FOR the following Class I director nominees named below:					the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1.	Election of Directors

Nominees:

01) Susan Segal
02) Mario Eduardo Vazquez
03) Alejandro Nicolas Aguzin

The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:						1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.							For	Against	Abstain

4.	Ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2016 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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E28615-P93998

MERCADOLIBRE, INC.

Annual Meeting of Stockholders

June 13, 2017 12:00 p.m.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marcos Galperin, Pedro Arnt and Jacobo Cohen Imach, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERCADOLIBRE, INC. that the stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders to be held at 12:00 p.m. on June 13, 2017 and can be accessed by visiting www.virtualshareholdermeeting.com/MELI and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3, “FOR” PROPOSAL 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side

V.1.2